THE ARBITRAGE FUNDS





March 25, 2002


KPMG LLP
757 Third Avenue
New York, NY  10017



Ladies and Gentlemen:

     Enclosed please find a copy of Item 77K of Form N-SAR which we propose to file with the Securities and Exchange Commission in connection with the cessation of KPMG's role as independent auditor.

     Please furnish us with a letter addressed to the Commission stating whether you agree with the statements made herein and, if not, stating the respects in which you do not agree. We will file your letter as an exhibit to the enclosed report.

     Thank you for your assistance.


Very truly yours,

/s/ John S. Orrico

John S. Orrico
President



KPMG
303 East Wacker Drive                       Telephone 312 665 1000
Chicago, IL 60601-5212                      Fax 312 665 6000


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March 27, 2002

Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal auditors for The Arbitrage Fund and, under the date of July 10, 2001, we reported on the financial statements of The Arbitrage Fund as of and for the period ended May 31, 2001. On March 22, 2002, we resigned. We have read The Arbitrage Fund's statements included under sub-item 77K of Form N-SAR March 25, 2002. We agree with such statements relating to KPMG and nothing has come to our attention to indicate that the statements relating to the new independent accountant are not accurate.


Very truly yours,


/s/ KPMG LLP


cc:  John Orrico, The Arbitrage Fund




KPMG LLP. KPMG LLP, a U.S. limited liability partnership, is a member of KPMG International, a Swiss association.

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